Exhibit 99.2

Q109 Earnings Call

Wednesday, May 6, 2009, 5:00 PM ET

SPEAKERS:

James E. Peebles

QuadraMed Corp. – Interim President and CEO

David L. Piazza

QuadraMed Corp. – COO and CFO

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcast, and replays will be available on the QuadraMed site within 24 hours.

(Operator instructions)

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call containing forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “subject,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could,” and similar expressions and their negatives are intended to identify such statements.

Forward-looking statements are not guarantees of future performance, anticipated trends and growth in businesses or other characterizations of future events or circumstances, and are to be interpreted only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in the documents that we file with the SEC from time to time.

At this time, I would like to introduce David L. Piazza, QuadraMed’s Chief Operating and Chief Financial Officer. Mr. Piazza, please go ahead.

David L. Piazza – QuadraMed – EVP, COO & CFO

Thank you, Stephanie, and good afternoon, ladies and gentlemen.

I have with me today our CEO, Jim Peebles. And first I’m going to give you an overview of the financials and then turn the conversation over to Jim for his perspective on the quarter and the business. And after that we will open up the lines for your questions.

I hope you’ve all had a chance to take a look at our press release which we filed at the end of the trading day today. And in that release you would have seen our Q1 results, which included revenues of $35.1 million, gross margins of 59%, net income of $1.2 million, net loss to common shareholders of $0.2 million, and net loss per basic and diluted share of $0.02.

Now, included in those results is approximately $1.4 million of cash, severance and accelerated stock option expense related to the resignation of our former CEO in Q1. And during Q1 of last year we had $600,000 of severance related to the refocusing of our product development resources that we announced in February of that year.

I should point out to you that while our reported results for Q1 exceeded our internal targets for the quarter, we expect that most of this overachievement will be offset as the year progresses, because it is largely due to timing of certain expense initiatives and not specific expense savings.

Now, let’s break that down further.

First, with respect to revenues, the $35.1 million in the quarter compares to $35.3 million in Q1 of last year, only a slight decrease. But it should be noted that we had more high-margin license revenues and less lower margin service revenues during the current quarter, which is what drove our overall higher margin of 59% this quarter compared to 56% in Q1 of last year. Most of the additional license revenue came from installations of our QCPR and Government solutions.

Now, compared to Q4 of 2008, revenues declined $3.5 million from the $38.6 million we reported then. And this is not unexpected, as revenues in Q4 are often our typically high quarter in the year and revenues in Q1 are typically our low quarter during the year. These Q1 revenues are in line with our internal targets.

We also reported EBITDA today of $2.7 million for Q1, compared to $1.5 million in Q1 of last year, and compared to $4.6 million in Q4 of last year. Now, if we add back the severance and the noncash compensation in each quarter, we have adjusted non-GAAP EBITDA of $4.6 million for Q1 2009. This compares to adjusted non-GAAP EBITDA of $2.9 million in Q1 of last year and $4.6 million in Q4 of last year.

The current quarter adjusted non-GAAP EBITDA is not indicative of future quarters, and this is directly attributable to the discussion of expenses that I will present shortly. You can find these calculations of EBITDA and adjusted non-GAAP EBITDA on Exhibit 4 of the earnings release.

We reported overall gross margin of 59%, which compares to 56% in Q1 of last year and 58% in Q4 of last year. The increase in gross margin when comparing periods is due primarily to revenue mix and variation in some of the fixed costs.

Our total operating expenses, G&A, software development, sales and marketing and depreciation and amortization amounted to $18.9 million this quarter, slightly less than the $19 million that we reported in Q4 2008 and the $19.4 million in Q1 of 2008. But if you remove the effects of the executive-related expenses in the current quarter of $1.4 million, that puts us at about $17.5 million this quarter.

This level of quarterly expense is not what we expect as a run rate during the balance of 2009. It instead reflects, again, the seasonably low level due to the timing of certain expenses such as direct marketing and commissions, but it also is not reflective of the investment we have already begun to make in response to the American Recovery and Reinvestment Act, among other initiatives.

Before I go into that in more detail, let me comment briefly on G&A. Again, if we remove the $1.4 million of executive-related costs from G&A, our normalized level of expense would be about $5.2 million this quarter. This is slightly higher than what we expect on a quarterly basis for the rest of the year.

Now, for sales and marketing, the current $3.7 million is low due to timing of expenses throughout the balance of 2009. We expect that as we spend on our planned marketing initiatives and build our sales bookings, 75% of which will happen in the second half of the year, we will then incur about $5.5 million per quarter on the average for sales and marketing.

Regarding software development expenses, as we announced previously and as Jim will talk about in a few minutes, in order to enable our customers to achieve meaningful use of certified electronic health record technologies as defined by ARRA, we have begun to invest in targeted software development initiatives. By doing so, in addition to assisting our customers in meeting their goals, this provides us with a revenue opportunity, but most of that probably won’t start to be realized until 2010.

The timing of benefits created by ARRA for hospitals is centered around a timetable of October 1, 2010 through September 30, 2011. And as we understand it today, in order for hospitals to avail themselves of the stimulus money, they’ll have to establish meaningful use during this window. The impact of these initiatives on our software development spending will be as follows.

Our Q1 2009 shows software development expenses at $7.8 million. During the ensuing quarters of the year, we expect our quarterly software development expenses to be about 25% to 30% higher. We expect to add about 30 additional FTEs during the balance of the year as well as up to 40 resources through our development partner, TCS. We believe that this investment is critical to the future of our customers and the long-term revenue growth contemplated in our strategic plan.

In summary, then, we expect that total operating expenses, which we reported for Q1 2009 as $18.9 million, will average about 10% to 15% higher over the next three quarters — again, provided that we implement our resource deployment plans and achieve our sales booking targets.

Now, turning to cash, our cash and investments decreased by $1.2 million during the quarter, to $26.7 million. Our cash flow from operations was only $600,000 in Q1, and this compares to a strong $8.9 million in Q4 of 2008 and an $8.1 million in Q1 of 2008. And this merits an explanation.

All of this difference is simply due to the timing of payments under our Veterans Administration contract. For any given quarter, the licenses under that contract should generate about $2.3 million in operating cash. Now, during the first quarter of 2008, an entire fiscal year’s worth of this cash was received from the VA related to its fiscal year ended September 30, 2008. Likewise, in Q4 of 2008, we received an entire year’s worth of this cash flow for the VA’s fiscal year ended September 30, 2009. So we’ve already received the cash flow for Q1 2009 in our prior quarter, and thus this quarter’s operating cash flow appears low primarily because of this timing.

On a final note, our DSO at March 31, 2009 is at 57, which is higher than our 12/31/08 level of 50 but much lower than the 78 at the same point last year, and this is still in line with our goals of less than 60 days.

Now I’ll turn the conversation over to Jim.

Jim?

Jim Peebles – QuadraMed – Interim President & CEO

Thank you, Dave.

As everyone is aware, this is my first earnings call in my role as CEO. Before proceeding, I want to assure everyone that I do not view this role as just filling a spot in the organization while we consider the selection of a new CEO. Quite to the contrary, I am fully involved and engaged with the other members of our management team in developing and executing on our strategic plan and in all aspects of running the business.

Our strategy is unchanged, and our view of the market is very positive over the long run. My time as CEO has allowed me to reaffirm that our executive management team is extremely talented and solid and that operationally and leadership-wise we are a strong company. In addition, the team has accepted me completely and has given me their full support, for which I am very appreciative.

During 2008, the Board approved the three-year plan which was developed by the management team. This plan included an extensive review of our strong product areas and the anticipated needs of our current and future clients, as well as new opportunities, where appropriate, which logically centered around our recently acquired clinical suite of products, CPR, as well as our number two market penetrated HIM product, which we market under the name, Quantim, and our #2 KLAS-rated Revenue Cycle Management product, which is marketed as our Affinity product. These, combined with our highly rated scheduling product, QES, and our Master Patient Index products, represented, in our view, significant opportunity for continued growth.

In response to that three-year plan, I have been the architect of this year’s budget and the development plan with strong input from the rest of the management team. Certainly, the landscape changed with the signing of the American Recovery and Reinvestment Act, and we are 100% focused on delivering a certified upgrade of our QCPR offering so that our clients can achieve the benefits of that Act. In addition, the development plan goes beyond just meeting the certification requirement and will provide additional features as well, not only to the QCPR product, but to all of our other products.

As you may be aware, I was the cofounder of two highly successful healthcare information technology companies. These companies succeeded because of two basic principles — number one, build strong client relationships; and, number two, continue to enhance the product and meet client requirements. In the few weeks since I became CEO, I have witnessed the strong client relationships which our company enjoys, and I want to ensure that our development strategy continues to keep us and our clients current. Our plan this year is doing just that.

However, I am aware that some investors may be concerned about previous statements that we are investing more in product development. Let me assure you that those decisions were made with continued focus on profitability and continued cash flow. QuadraMed is financially strong, as indicated by the earlier report, and we believe it will continue to be so under this plan. In fact, I believe that in the long run we will be even stronger and even more successful.

Certainly, 2009 remains a challenge as the duration and effect of the current economic climate remain unclear. However, there is no doubt that healthcare technology will participate in the recovery, and we believe that QuadraMed is currently positioned to participate heavily in that recovery.

As we indicated in the last call, the market forces driving our business include:

No. 1, migrating our Affinity clinical product plans to our QCPR certified solution. QuadraMed offers those clients an award-winning solution and a streamlined implementation process to meet their required time frame for stimulus funding. This time frame, in order to maximize stimulus funding, requires that clients must begin to demonstrate meaningful use in the time frame between October 2010 and September 2011. We have roadmaps and service offerings underway which will allow our clients to be successful in that time frame.

No. 2, the adoption of October 2013 as the date for all hospitals to have implemented the ICD-10 coding system, which is much more complex and descriptive than the current ICD-9 coding system. This is tied closely to reimbursement as well as maintaining quality reporting compliance. Preparation for this and conversion to new systems will create significant opportunity, as QuadraMed is the number two vendor in this space. Even though the implementation date is over four years away, we believe that the time to be positioning QuadraMed for these significant opportunities is right now. We currently have international clients who already use ICD-10, and as we meet their needs we will demonstrate our progress to our existing US clients.

No. 3, we have multiple products that are ranked in the top three nationally among all vendors, and we continue to focus on maintaining and improving these products as well as our other products in order to maintain client satisfaction and continue to drive market penetration in all areas.

As you know, our sales booking as well as healthcare bookings in general tend to increase as the year progresses. Certainly, based on our pipeline, we see that trend continuing and are monitoring it closely. Our internal projections are still on track to achieve our 2009 plan. However, the uncertainties are such that we are not providing any additional guidance at this time.

We will now open the call up for questions.

QUESTION AND ANSWER

Operator

(Operator instructions)

Your first question is from David Hayes, private investor. Your line is open.

David Hayes, Private Investor

Hi, gentlemen. Good afternoon. Hi, Dave.

David L. Piazza – QuadraMed – EVP, COO & CFO

Hey, David.

Jim Peebles – QuadraMed – Interim President & CEO

Hi, David.

David Hayes Private Investor

Hi, Jim. I haven’t had the pleasure of saying hi to you. I appreciate you being on the call. Lots of things going on for QuadraMed so I’ll try to make this short and brief with just a few questions for you guys. The first question for me is as I look at data and I see that the Q1 results look good, and I appreciate that and congratulate you guys on what I’m seeing, I have said for a while that I’ve been concerned about how those results translate into shareholder value.

So when I look at today’s closing at $6.77 for QuadraMed, I guess the first part, are you guys pleased where we are in the sense of shareholder value and shareholder price? And, secondly, what is the plan for investors or for the financial community? I see a lack of translation of results into actually a plan when it comes to the value, and I’m wondering how we get there. So that’s question number one, and then I’ll have a follow-up question.

David L. Piazza – QuadraMed – EVP, COO & CFO

Okay, David thanks for the question. This is Dave Piazza. I think the first answer to your question comes from the fact that the Company creates shareholder value by developing plans that focus on top line growth and bottom line growth and investment. And I think over the last few years we’ve been doing that. We’ve been executing close to the plan. The guidance, when we gave it, we’ve met or exceeded that guidance.

And I think we’ve done a really good job at a strong performance in terms of taking a company that had been historically a negative-producing, flat top line company into one that shows growth on both sides. And so that’s the most important thing for a company to do, and we will continue to do. And even though we’ve embarked on a plan that’s a little different over the next three years than it has been in the previous ones, that’s where we’re going to start — continue to focus, execute and drive the value.

I think, as you know, the current trading price of the stock isn’t something that probably anybody is real happy with. It’s been much higher in the past. An equivalent price would have been in the $15 or higher range several times over the last couple of years, and I would say if you asked me that question back then, we would say, “Yes, that’s where we expected the Company and enjoyed the Company being at that point in time.” I think you probably share that same view.

David Hayes, Private Investor

Yes. If it’s back to me I’d say I would share that same view, and I guess the frustration that I have as an investor, and maybe others would share this, too, is I don’t see how we get the message out to the marketplace.

David L. Piazza – QuadraMed – EVP, COO & CFO

Okay. I think we’ve talked about that before, as well, and the Company is — the concept of investor relations and whether we have an active market-based plan or not is a matter of timing. And over the last year and a half, where perhaps a year and a half ago it would have been a good time for us to launch into an effort like that, due to the overall harsh economic environment in the country, worldwide, and particularly with respect to small cap companies, the timing just hasn’t been right for that.

And we’ve discussed what the cost of that would be in terms of internal and external resources to launch something that would be effective, that would be comprehensive. We’ve felt that given these economic conditions and also with the advice of outside folks, we’ve determined that this environment is not a good one to do that in. So as we start to see more turnaround of global and general economic conditions and the impacts that those might have on small cap companies like ours, perhaps in the near future or the not-too-long future we would have a better opportunity and a more warm environment, if you will, to launch something like that and to make that kind of investment.

David Hayes, Private Investor

Well, we — I would assume that we’re probably going to disagree on that, because I think it’s always appropriate to get your message out within the community, and I generally don’t say that means to have to hire somebody to do it. But it is a matter of when I look at price and then volume, obviously for shareholders we have to have some program in place continuously because that’s the bottom line for a publicly traded company.

I would suggest that we would go back and look at the number of people that are on this call or on past calls and say, “Are we comfortable with the amount of people that are actually listening to what we’re saying?” I would probably think the answer may not be positive or would not be yes.

But turning away from that question to a pressing issue, and this is the final one for you guys, we are in the market now I think to hire a new CEO. I am wondering from a QuadraMed perspective when — how long do you see that process taking? And then, secondly, what are you guys looking for? Is there anything you can help us out that would say, “The kind of guy that we’re after has these following qualities,” so it may give us as investors a better sense of the direction of the company?

Jim Peebles – QuadraMed – Interim President & CEO

Well, I can answer part of that question for you. We just in fact had a meeting with the recruiter last week, and the time frame, there is no magic number that’s going to say it, but my guess is it’s in the two month on the low side and probably four or five months is what we were told last week on the high side. So, I mean, we are actively looking.

We are — we do not feel that we have an absolute mandate that it’s got to be instantly, because hopefully I’m going to — as I indicated, I view myself as a fully functioning member of the management team now, and I am acting in that role. And therefore we want to get the person that comes across as the right person with the right vision that wants to grow and expand the Company.

And I’m — as I indicated, I believe in doing that we have to be sure we are supporting the extremely large client base we have. We have products in something like 25% of the hospitals. And so we have a large user base out there. And so we want to grow and keep those customers satisfied, because my experience is that’s the way you grow your business. So we are investing in all of the products, or most of the major products, and I’m hoping we find somebody who wants to move along those lines. We will be releasing and the executive recruiter will have a very detailed job description very soon, and I’m hoping we’re moving along fairly rapidly.

David L. Piazza – QuadraMed – EVP, COO & CFO

And, David, I’d like to add that from the management team’s standpoint, we’ve all got a plan that’s in place. All the senior management on Jim’s team supports the plan that he was very instrumental in developing. And we’re on the execution side of that curve right now. And so for the next nine to 12 months, we’ve got our noses to the grindstone here making those plans happen. And so I don’t think there’s any risk of not having a permanent CEO in place that will affect that.

Jim Peebles – QuadraMed – Interim President & CEO

And one other thing I would add, David, as we met with the recruiter last week, I think it was the number one thing on our list was a person who was focused on enhancing shareholder value, which I’m focused on, and I believe the new CEO we want to be focused on that also.

Back on your investor relations thing, one of the milestones and individual goals for one of our senior management this year is to work on an investor relations program. Whether that gets implemented and how it gets implemented will of course be timing and a resource issue. But it is something that we are actively discussing.

David Hayes, Private Investor

I appreciate the thoughts and your time.

David L. Piazza – QuadraMed – EVP, COO & CFO

Thank you, David.

Operator

And our next question is from John Rolfe, Argand Capital. Your line is open.

John Rolfe – Argand Capital Advisors – Analyst

Hey, good afternoon, guys.

David L. Piazza – QuadraMed – EVP, COO & CFO

Hi, John.

John Rolfe – Argand Capital Advisors – Analyst

A couple of questions. First, I just wanted to confirm, Dave, in terms of the operating expenses, you said that we should expect at least for the next few quarters I think operating expense levels about 10% to 15% above the $18.9 million this quarter. So —

David L. Piazza – QuadraMed – EVP, COO & CFO

That’s correct.

John Rolfe – Argand Capital Advisors – Analyst

— that would make it sort of $21 million to $22 million a quarter, correct?

David L. Piazza – QuadraMed – EVP, COO & CFO

Yes, the math would yield a number like that, yes.

John Rolfe – Argand Capital Advisors – Analyst

Okay. And so I understand that how some of the investment, I guess specifically on the sales and maybe the R&D side, may not show sort of dividends until 2010 and sort of maybe some negative impact at some margins over the next couple of quarters, but you commented in responding to the last caller earlier that you sort of saw some differences in terms of that focus, the historical focus over the last couple of years on expansion of the top and bottom line. I think you said that you expected some departure from that focus over the sort of coming three-year plan. Putting aside kind of the next few quarters and the heavy investment levels there, I mean, what exactly do you mean by that in terms of sort of a different focus in the next three years than in the last couple of years?

David L. Piazza – QuadraMed – EVP, COO & CFO

First of all, just to refresh what I said is that we expected that higher spending level to be, again, for the balance of this year, and the change in focus would be related to — specifically to the investment, not away from trying to achieve top line growth by any means, because we still expect to do that. That’s what the investment will provide us.

As well as the fact that something we didn’t mention on this call but we’ve mentioned on previous calls is we’ve got a fairly strong backlog, and we sold over $40 million of QCPR deals last year, so most of that hasn’t been realized yet. So we’re continuing to focus very heavily on the implementation side in terms of revenue generation, and that’s one of my new focuses as Chief Operating Officer as well, is that area.

So the Company is focused on those same types of metrics. But we are adding this dimension of additional investment into software development. So that’s the change. It isn’t that we aren’t focused on top line or quality of cash flow and earnings. And I think Jim pointed out that developing this current plan, it’s focused on investment, but without taking our eye off the ball of those other key operating metrics.

John Rolfe – Argand Capital Advisors – Analyst

Okay. I guess my confusion, then, was just in terms of time frame. I understand that you have some higher R&D investment this year. I mean, when we sort of look at margins in the recent past, and then we assume this year is a year of heavier investment, I mean, what sort of time frame do you see the heavier R&D investment extending over? I’m just trying to get a sense for when — in 2010 will we see a return to a sort of more normalized or target margin, or 2011? I mean, I’m just trying to understand what sort of time frame I’m looking at here.

Jim Peebles – QuadraMed – Interim President & CEO

Well, obviously things happened at the beginning of this year in February with the signing of the ARRA act that we weren’t expecting. So things change. And we made obviously heavier investment in that area than we would have been planning if we had done that in October or November of last year. However, that plan and our current roadmap for getting there calls for most of that development of actually the software part of that to wrap up toward the end of this year. We will then have the quality assurance, the QA, the release, the support of the clients in getting that product out, and of course the feedback that comes from any software product when you have to fix things and continue with the enhancement.

Right now I would say my strategy would be that some if not most of that investment that went into that product would roll into some of our other major product areas that we have not invested as much in. As I mentioned, we are the number two rated product in the revenue cycle management area. Information that we have looked at recently has said that in the next two or three years could be a very good area for people replacing their revenue cycle systems. Whether that happens, time will tell.

But we’ve got to be sure that those products are ready, just as we right now are working hard to ensure that our QCPR product is ready. So we will not be cutting back 100% of what went into the QCPR certification. We will be rolling that into some other product areas. But I would not expect to see increases or certainly no significant increases next year. And if we succeed in the top line revenue growth or have that coming, I think our bottom line will respond accordingly.

David L. Piazza – QuadraMed – EVP, COO & CFO

And with respect to the revenue cycle management and other things that we’ll invest in after we get through the ARRA initiatives and the ICD-10, again, we’ll — as time progresses and we have more clarity there, that’ll determine to what extent we actually make that investment and continue the level that we’re spending today. We may find at that point in time that market conditions have not changed dramatically, and therefore we may make a different decision at that time.

And, as Jim pointed out, the — instead of this year, it was really driven by the calendar, which moved up considerably when the ARRA legislation came forth in February, so that adjusted things dramatically toward this end. And also we had some clarity put to the ICD-10 calendar, as well, which several months wasn’t known at the time. It was expected to happen later on. So things are very fluid, and as things in the marketplace change and opportunities come and go, that will determine, John, after this next phase is completed, what we actually do in that regard.

John Rolfe – Argand Capital Advisors – Analyst

Okay. Okay. Thanks very much. Appreciate it.

David L. Piazza – QuadraMed – EVP, COO & CFO

Thank you.

Operator

(Operator instructions)

And the next question is from Steve Weiss, private investor. Your line is open.

Steve Weiss, Private Investor

Hi, gentlemen. Thank you. I can tell you guys are putting a lot of effort into this.

David L. Piazza – QuadraMed – EVP, COO & CFO

Hey, Steve.

Steve Weiss, Private Investor

Hi. Hi, David. I’m curious, you’re talking about putting 30% more money into development, and I can certainly understand the thinking behind that. My concern is in the past we’ve put a lot of money into development, like with Affinity, and we really didn’t get a whole lot and ended up having to buy CPR in order to update our product. What are we doing differently with development in order to get better results with the money we spend?

Jim Peebles – QuadraMed – Interim President & CEO

Well, I think at the current time, obviously the QCPR product that we are now focused exclusively on in the clinical area is the product we see as our go-forward product. It is significantly further along and a much more capable product. We have clients who have won significant recognition for their use of that product. So we see it as a product to focus on. So we do not have that develop-from-scratch mode that the — that we had earlier.

So our focus and development is on improving a product that is well established in the marketplace, has a very large number of users. We get very strong feedback from that. And so I think our whole development strategy as we move with that product is much more well-defined and that we are responding to the needs that are absolutely in the marketplace at the current time.

I don’t know if that answers, totally answers your question, but I think we have a very well-defined roadmap of what we’re doing, certainly from the certification requirements, because those are, as we understand them — we don’t have the final yet, but we are — everybody is operating under the same assumption as to what those requirements will be — we are working directly on those, and we know of other features that our clients absolutely have to have, and those are being added at the current time also. So I think we’ve got a well-defined strategy, a well-defined plan, something we can handle, something we can manage and schedules we can meet.

Steve Weiss, Private Investor

Okay. Sounds good. What about the situation with Tata? Are they still active in development, and what’s the overall plan for that relationship?

Jim Peebles – QuadraMed – Interim President & CEO

Yes, they are. We are, as was mentioned earlier, expanding some of our development staff over there. The plan is to continue to use them where they fit and will save us money. You know, they’re used in areas other than just writing code, like technical writing and doing QA on the software. So we are using them in a very strategic way and still have a significant staff that is doing development both here in the Reston office and in one of our California offices as well.

David L. Piazza – QuadraMed – EVP, COO & CFO

And, Steve, I don’t know if you had a chance to listen to what I said, but we’ve expanded our capacity with them almost 50% from where it was in 2008. And so in 2009 we’ll be up close to capacity of 150 or so equivalent heads. And by comparison to internal heads, the cost of one of those — one person over there is about half of what it is on the domestic side. So I think dollar for dollar we’re getting quite a bit more overall software development activity and production out of the current complement of in-house and outside software development personnel.

Steve Weiss Private Investor

Well, I’ll look forward to some good product development, then, and hopefully we can take advantage of the federal dollars that are going to be coming down the pike to hospitals. Thank you, gentlemen. Good luck.

David L. Piazza – QuadraMed – EVP, COO & CFO

Thank you, Steve.

Jim Peebles – QuadraMed – Interim President & CEO

Thanks.

Operator

And there are no other questions at this time.

David L. Piazza – QuadraMed – EVP, COO & CFO

Okay. Thank you, everyone, for participating in today’s call, and we look forward to talking to you on future calls.

Jim Peebles – QuadraMed – Interim President & CEO

Yes. Thank you, everybody. Appreciate it.

David L. Piazza – QuadraMed – EVP, COO & CFO

And thank you, Stephanie.

Operator

This concludes today’s conference call. You may now disconnect.